Exhibit 99.1

8x8 NAMES BRYAN MARTIN CHIEF EXECUTIVE OFFICER

Joe Parkinson to Continue as Chairman

Company Announces New IP Video Initiative

SANTA CLARA, Calif. (February 14, 2002) - 8x8, Inc. (Nasdaq: EGHT) today announced the appointment of Bryan Martin as President and Chief Executive Officer. Joe Parkinson will continue with 8x8 as Chairman of the Board of Directors.

Mr. Martin, who is a member of 8x8's Board of Directors, has been its President and COO since February 2001.

"I want to thank Joe for his leadership, friendship and ongoing support of 8x8," commented Bryan Martin. "I am looking forward to a continuing partnership with Joe." Mr. Martin continued, "We have a strong base of pioneering technologies here, including the hosted iPBX software in our Centile subsidiary under the leadership of Huw Rees and his team in Santa Clara and Sophia-Antipolis, France, the Voice-over-IP semiconductors and software in our Netergy Microelectronics subsidiary under the leadership of Phil Bednarz and his team in Santa Clara and Marlow, England, and the eSLEE and video products in 8x8 under the leadership of Barry Andrews and Christopher Peters."

Mr. Martin concluded, "In addition, we are announcing today a renewed effort in the field of video communication processors intended to add video capabilities to our existing family of VoIP semiconductors, along with software and systems support for the latest compression standards for video. The chief software architect for this effort will be Dan Helman, who recently rejoined 8x8, and a new semiconductor design team we have recruited under the leadership of Mike Coulter. Mike will lead a new video design center we are establishing in Phoenix, Arizona. The goal of this effort is to add video to the base IP technology we already possess for voice over various forms of broadband, and to develop an end-to-end video communications service based upon these technologies. 8x8 is recruiting additional resources to develop new IP video systems to support this effort."

8x8 currently sells system products under the 8x8 name off of its web site, including the DV324 desktop videophone for analog phone lines and the Behind-U privacy system.

Joe Parkinson added, "Bryan enjoys the confidence and support of the Board and a unified core group of employees in this company. We believe this team has the ability to pull together our semiconductor and software for voice over broadband, add video capabilities, and connect video-enabled IP endpoints through the use of our network software and Centile iPBX hosted infrastructure. The Board supports the team as they undertake this new attack."

About 8x8, Inc.

8x8, Inc. offers consumer videophones and peripherals, telecommunication services platforms, hosted iPBX solutions (through its subsidiary Centile, Inc.), and voice and video semiconductors and related software (through its subsidiary Netergy Microelectronics, Inc.). For more information, visit 8x8's web site at www.8x8.com.

About Bryan Martin

Mr. Martin has been with 8x8 for more than 11 years. He served as Senior Vice President, Engineering Operations from July 2000 to February 2001 and as the Company's Chief Technical Officer from August 1995 to August 2000. Prior to 1995 he served in an engineering capacity including work on the company's video processor family. He also served as a Director from January 1998 through July 1999. Mr. Martin has served as a Director of Netergy Microelectronics, Inc. since January 2001 and of Centile, Inc. since March 2001. He received a B.S. and an M.S. in Electrical Engineering from Stanford University in 1989 and 1990, respectively.

About Dan Helman

Dr. Helman worked for 8x8 for 10 years starting in 1990 as a software development manager implementing lossless data compression and video communications software and chips. He became a Fellow of 8x8 in 1998 and has been an adjunct professor of computer science at Washington State University from 2000 to the present. Prior to 1990, Dr. Helman was an assistant professor in computer engineering for the University of California at Santa Cruz. He received a B.S. and an M.S. in electrical engineering and computer science from MIT in 1980, and a Ph.D. in EE and CS from MIT in 1986.

About Mike Coulter

Mr. Coulter has over thirteen years of experience in ASIC design and leading design teams. Mr. Coulter served as the IC Design Manager at Luxxon Corporation starting in 1999. Prior to that he served at Motorola, Faroudja Laboratories and General Instrument Corporation in ASIC design roles. At these companies he developed specific expertise in video, having worked on digital video enhancers and NTSC encoders/decoders. Mr. Coulter received a B.S. in electrical engineering from the University of Oklahoma in 1989 and an M.S. in EE from UCLA in 1994.

Editors: 8x8 is a trademark of 8x8, Inc.